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                           EXHIBIT 3
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                           AMENDMENT
                            BY-LAWS
                   ENTERBANK HOLDINGS, INC.

   BE IT RESOLVED, that the BY-LAWS of Enterbank Holdings, Inc. is hereby amended so that ARTICLE II thereof shall read in its entirety as follows:

                          ARTICLE II

   Section 1:     Time and Place  All meetings of the stockholders for the
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election of Directors or for any other purpose shall be held at such time and place, within or without the State of Missouri, as shall be designated by the Board of Directors. In the absence of any such designation by the Board of Directors, each such meeting shall be held at the principal office of the Corporation.

   Section 2:     Annual Meetings  An annual meeting of stockholders shall be
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held for the purpose of electing Directors and transacting such other business as may properly be brought before the meeting. The date of the annual meeting shall be determined by the Board of Directors.


   DATE ADOPTED: March 18, 1998

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